Exhibit 1.01

Conflict Minerals Report of Aviat Networks, Inc.
in Accordance with Rule 13p-1 under the Securities Exchange Act of 1934

This Conflict Minerals Report (this “Report”) of Aviat Networks, Inc. for the year ended December 31, 2015 is presented to comply with Rule 13p-1 (“Rule 13p-1”) under the Securities Exchange Act of 1934 (the “1934 Act”). Please refer to Rule 13p-1, Form SD and the 1934 Act Release No. 34-67716 for definitions to the terms used in this Report, unless otherwise defined herein.

1.Company Overview

This Report has been prepared by the management of Aviat Networks, Inc. (hereinafter referred to as “Aviat Networks” the “Company,” “we,” “us,” or “our”). The information includes the activities of all of our majority-owned subsidiaries.

Aviat Networks designs, manufactures and sells a range of wireless networking products, solutions and services to mobile and fixed operators, private network operators, government agencies, transportation and utility companies, public safety agencies and broadcast network operators around the world. We sell products and services directly to our customers and also use agents and distributors.

2.Products Overview

Aviat Networks’ products include point-to-point digital microwave transmission systems designed for first/last mile access, middle mile/backhaul and long distance trunking applications. We also provide network management solutions to enable our customers to deploy, monitor and manage our systems, third party equipment such as antennas, routers and multiplexers, necessary to build and deploy a complete wireless network and a full suite of turnkey support services.

3.Supply Chain

Aviat Networks uses contract manufacturers to manufacture all of the products which Aviat Networks manufacturers. As Aviat Networks does not make direct purchases of tin, tantalum, tungsten and gold (“3TG”), we rely upon our suppliers to provide information on the origin of the 3TG contained in components and materials supplied to us, including sources of 3TG that are supplied to them from lower tier suppliers.

4.Conflicts Minerals Policy

We have adopted the following Conflict Minerals Policy:

“This statement sets forth the policy of Aviat Networks and its affiliates and subsidiaries (collectively, “Aviat Networks”) with respect to Conflict Minerals.

“Conflict Minerals” refers to minerals or other derivatives mined in the Democratic Republic of Congo and adjoining countries where revenues may be directly or indirectly financing armed groups engaged in civil war resulting in social and environmental abuses.

In an effort to curb this type of activity, the United States Congress included Conflict Minerals provisions in Section 1502 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, which was enacted in 2010. Final rules relating to Conflict Minerals were adopted by the United States Securities and Exchange Commission in August 2012 triggering disclosure requirements for SEC reporting companies such as Aviat

Networks.

Aviat Networks fully supports the objectives of the foregoing legislation. Aviat Networks has implemented a process to increase transparency in our supply chain with the objective of ensuring that it is free of Conflict Minerals. This policy shall be subject to periodic updates to reflect ongoing developments in Aviat Networks’ compliance efforts.”

5.	Due Diligence Process

Our due diligence process includes: the maintenance of a Conflict Minerals Policy, maintenance of governance structures with cross-functional team members, including members of our Operations and Legal departments, engagement of suppliers and implementation of record keeping systems.

We surveyed our supply base for products that we manufactured in calendar year 2015, including direct purchases of manufactured products, but exclusive of component purchases made for support or repair operations. Our suppliers were surveyed using surveys based on the Electronic Industry Citizenship Coalition and Global e-Sustainability (“EICC/GeSI”) reporting templates.

6.	Due Diligence Results

Given the lack of comprehensive data in our supply chain, the results of our reasonable country of origin inquiry were inconclusive.

7.	Steps to be Taken to Mitigate Risks

In the next compliance period, Aviat Networks intends to implement steps to continue to improve the information gathered from its due diligence to further mitigate the risk that its products contain Conflict Minerals as defined in Item 1.01(c)(3) of Form SD. These steps include, but are not limited to, increasing the response rate of supplier surveys.

Forward-Looking Statements

This Conflict Minerals Report contains forward-looking statements. These statements include statements regarding Aviat Networks’ future plan for its conflicts minerals due diligence. All forward-looking statements involve risk and uncertainty. When considering these statements, you should also consider the important factors described in reports and documents that Aviat Networks files from time to time with the Securities and Exchange Commission, including the factors described under the sections titled “Risk Factors” in Aviat Networks’ most recently submitted Annual and Quarterly Reports on Forms 10-K and 10-Q, respectively. Except as required by law, Aviat Networks disclaims any obligation to update information contained in these forward-looking statements whether as a result of new information, future events, or otherwise.